Exhibit 99.1

Liberty Resources Acquisition Corp. Confirms Extended Period to Consummate Initial Business Combination

New York, New York – February 21, 2024 – Liberty Resources Acquisition Corp. (“Liberty” or the “Company”) (Nasdaq: LIBY, LIBYW, LIBYU), a special purpose acquisition company, announced that its stockholders (the “Stockholders”) approved the Founder Share Amendment Proposal (defined below) at the special meeting held on February 12, 2024 (the “Special Meeting”) following the notice provided by the Definitive Proxy filed on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) to amend the Company’s existing certificate of incorporation dated as of April 22, 2021, as amended on October 12, 2021 by that certain Amended and Restated Certificate of Incorporation and as further amended on April 18, 2023 by that certain First Amendment to the Amended and Restated Certificate of Incorporation, as may be further amended (collectively, the “Existing LIBY Charter”) by the Second Amendment to the Amended and Restated Certificate of Incorporation of Liberty Resources Acquisition Corp. (the “Charter Amendment”), to provide for the right of the holders of Class B common stock, par value $0.0001 per share to convert such shares of Class B common stock into shares of Class A common stock, par value $0.0001 per share on a one-to-one basis at the election of such holders (the “Founder Share Amendment Proposal”). Following approval of the Founder Share Amendment Proposal by the Stockholders, the Company promptly adopted and filed the Charter Amendment with the Secretary of State of the State of Delaware. The Company also made an amendment to the Company’s investment management trust agreement (the “Trust Agreement”), dated as of November 8, 2021, as amended by that First Amendment to the Investment Trust Agreement dated August 18, 2023, by and between the Company and Continental Stock & Transfer Company, allowing the Company to extend the business combination period from February 8, 2024 to November 7, 2024.

No Offer or Solicitation

This Press Release is for informational purposes only and is not intended to and shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

The Company, the Target and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the business combination. A list of the names of the Company’s directors and executive officers and a description of their interests in the Company will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. Information about the Company’s directors and executive officers and their ownership of Company common stock is set forth in the Company’s Form 10-K, dated June 8, 2023. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the Risk Factors section of the Company’s Proxy Statement filed on February 1, 2024. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Liberty Resources Acquisition Corp.

Liberty Resources Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Liberty Fields LLC.

Contact

Garry Richard Stein

Liberty Resources Acquisition Corp.

Phone: 1-305-809-7217